CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	Business Development Corporation of America
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America
Announces the Upsizing of its TRS Financing Arrangement with Citibank to $150.0 Million

New York, New York, December 12, 2012 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced today that it has increased its financing arrangement with Citibank, N.A (“Citi”) from $100.0 million to $150.0 million. The financing arrangement is a total return swap (“TRS”), conducted through a wholly-owned special purpose subsidiary of BDCA (“TRS SUB”).

The TRS effectively adds leverage to a portfolio by providing exposure to investments without owning or taking physical custody of such investments. The TRS itself is analogous to TRS SUB borrowing funds to acquire loans and incurring interest expense to a lender. Because of its unique structure, the TRS offers lower financing costs than are offered through more traditional borrowing arrangements.

“We are pleased to increase our participation in this attractive financing arrangement with Citi, which allows us to take advantage of additional attractive senior secured debt opportunities,” said Robert K. Grunewald, Chief Investment Officer of BDCA.

Important Notice

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

To arrange interviews with BDCA Adviser executives, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.